February 22, 1999

Tom Motter
President & CEO
Paradigm Medical Industries, Inc.
1127 West 2320 South, Suite A
Salt Lake City, UT 84119

Dear Tom:

This letter confirms your engagement of Doug Adams as business development consultant and sets forth the terms and conditions under which Doug Adams agrees to serve Paradigm Medical Industries, Inc. with the following consulting assignment:

1. Look for new technology opportunities in the field of ophthalmic devices or equipment that are available for acquisition. See "Sale Transaction."
2. Explore options relating to an eventual merger of Paradigm within the ophthalmic industry.

For the purposes of this agreement, a "Sale Transaction" includes any transaction from a qualified buyer or seller that results in a cash or stock payment. A qualified purchaser or seller is defined as a financially able corporation with serious intent, a strategic plan, and a timetable. Authorization from the Company in advance of approaching potential buyers or sellers will be required in writing.

1. Scope. The representation of the Company by Doug Adams shall be exclusive and shall be applicable to specific potential buyers/sellers identified by Doug Adams to the Company and with respect to which the Company has not had prior communications with respect to a merger/acquisition.

2. Term. This agreement shall be in effect for a period of one year from the date of the Company's signing, and may be terminated on thirty (30) days written notice.

3.     Business  Information.   Company  shall  furnish  complete  and  accurate
       business and financial information during the term of this agreement.

4. Retainer Fee. Upon signing this agreement, Paradigm agrees to issue to Doug Adams 25,000 shares of Paradigm stock. 15,000 shares are to be issued upon signing this agreement and the balance to be issued upon obtaining a LOI from a qualified candidate.

5. Expenses. All expenses in connection with the services to be provided shall be pre-approved for reimbursement by the Company prior to such expenses being incurred.

6. Success Fee. In the event of any "Merger/Acquisition", developed by Doug Adams during this agreement, Company agrees to pay Doug Adams at closing, a "Success fee" based upon the total consideration paid or received by Company. Such "Success Fee" shall be equal to 10% of the proceeds from the "Merger/Acquisition" to a maximum of $1,000,000. The "Success Fee" shall be paid at closing in the same form of consideration received or paid by Company.

7. Indemnity. Company agrees to indemnify Doug Adams against any and all claims that may be asserted by any party which arise out of the Agreement or the services of Doug Adams.

8. Authority. By executing this agreement, you represent that you have the absolute authority to enter into this agreement on behalf of Company.

9. Disclaimer. Doug Adams makes no representations, expressed or implied that a sale transaction will result from the services furnished by Doug Adams under the Agreement. The obligations of Doug Adams under the Agreement shall not include legal or accounting services, which services the Company shall obtain at its own expense.

Tom, I look forward to working with you on this important project. Please indicate your acceptance of this Agreement by executing and returning the enclosed copy.

Sincerely,

/s/ Doug Adams
--------------
Doug Adams


                            Accepted and agreed to this day of February 22, 1999

                            By /s/ Thomas F. Motter
                            ------------------------------------------
                            Its: President and Chief Executive Officer